UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2006

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 929-8810

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On February 1, 2006, TranSwitch Corporation (the “Company” or “TranSwitch”) entered into Exchange Agreements (the “Agreements”) with JMG Triton Offshore Fund, Limited and JMG Capital Partners, LP (the “Holders”), providing for the exchange of approximately $24.6 million in aggregate principal amount of the Company’s 5.45% Plus Cash NotesSM due 2007 (the “Plus Cash Notes”) held by the Holders and accrued interest in exchange for an aggregate of 1,500,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) plus cash of approximately $22.6 million. The shares are exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for these transactions.

The Company expects to recognize a debt extinguishment loss in the first quarter of 2006 of approximately $3.1 million associated with this exchange. Approximately $2.9 million of this loss relates to the non-cash write-off of unamortized debt discount and deferred debt issuance costs. This transaction will also reduce the fair value of the Company’s outstanding derivative liability associated with the Plus Cash Notes by approximately $2.7 million, which the Company expects to recognize as other income in the first quarter of 2006.

As of December 31, 2005, the Company had approximately $72.7 million of cash and investments and the principal amount of the Company’s outstanding Plus Cash Notes was $54.8 million. After this transaction, the principal amount of outstanding Plus Cash Notes is $30.2 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

February	1, 2006

By: /s/ Peter J. Tallian

Name: Peter J. Tallian

Title: Senior Vice President, Chief

          Financial Officer and Treasurer